Exhibit 10.8(b)

AMENDMENT NO. 1
TO THE
VWR INTERNATIONAL, INC. RETIREMENT PLAN

(As Amended and Restated Effective June 1, 2005)

WHEREAS, VWR International, Inc. (“VWR”) maintains the VWR International, Inc. Retirement Plan (the “Plan”) for the benefit of its selected employees; and

WHEREAS, the Plan was most recently amended and restated effective June 1, 2005, in order to freeze benefit accruals thereunder; and

WHEREAS, pursuant to an arbitration decision and award dated October 18, 2005, VWR desires to amend the Plan to reinstate benefit accruals with respect to Teamsters Local Union No. 676, International Brotherhood of Teamsters, AFL-CIO, effective June 1, 2005;

NOW, THEREFORE, effective June 1, 2005, the Plan is hereby amended as follows:

1.             A new Section 1.6A is added to the Plan to read as follows:

1.6A        Bridgeport Employee means an Eligible Employee employed by VWR at its Bridgeport, New Jersey, facility, the terms and conditions of whose employment are governed by a collective bargaining agreement between VWR and Teamsters Local Union No. 676, International Brotherhood of Teamsters, AFL-CIO.

2.             Section 1.20 of the Plan is amended to read as follows:

1.20         Freeze Date means May 31, 2005; provided that (i) in the case of a Grandfathered Participant, “Freeze Date” shall mean May 31, 2008, or, if earlier, the Grandfathered Participant’s date of Termination; and (ii) in the case of a Bridgeport Employee, “Freeze Date” shall mean the Bridgeport Employee’s date of Termination.

3.             Section 1.24 of the Plan is amended to read as follows:

1.24         Grandfathered Participant means a Participant (other than a Bridgeport Employee) who is an Eligible Employee as of June 1, 2005, who has at least a ten-year Period of Service as of such date, and the sum of whose age and Period of Service as of such date (in years and completed months) is at least 65.

4.             Section 2.1 of the Plan is amended to read as follows:

2.1           Eligibility for Participation.

Each Bridgeport Employee shall become a Participant under this Plan upon completing one year of Credited Service.  No other person shall become a Participant under this Plan on or after June 1, 2005.

5.             Section 2.2 of the Plan is amended to read as follows:

2.2           Reemployment After a Termination.

Upon the reemployment of a Terminated former Participant as a Bridgeport Employee, he or she shall immediately become a Participant.  No other person who is rehired on or after June 1, 2005, shall commence or resume participation in the Plan.

6.             Section 4.5 of the Plan is amended to read as follows:

4.5           Reemployment After Retirement.

Upon reemployment as a Bridgeport Employee, a Participant shall continue to receive retirement benefits and resume accruing benefits under the Plan.  A Participant who is reemployed on or after June 1, 2005, other than a Bridgeport Employee, shall continue to receive retirement benefits, but shall not resume accruing benefits under the Plan.  A Participant who was rehired prior to June 1, 2005, may continue accruing benefits until his or her Freeze Date.

Benefits shall be adjusted to reflect additional accruals (if any) to the extent required by ERISA and the Code.  At the Participant’s subsequent retirement, benefits payable shall be based on his or her total Credited Service and Earnings at the time of subsequent retirement (or the Participant’s Freeze Date, if earlier), and shall be reduced by the Actuarial Equivalent value of benefits previously received by the Participant, except as otherwise provided in Section 5.6.  In no event shall the benefit provided upon subsequent retirement be less than the initial retirement benefit.

IN WITNESS WHEREOF, VWR International, Inc. has caused this Amendment No. 1 to be duly executed this        day of               , 2006.

Attest:	VWR INTERNATIONAL, INC.

By:

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